UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 26, 2007

Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Agreement

Amendment No.1 to Transition Services Agreement

On October 1, 2007 ( the “Closing Date”), MPC Corporation, (“MPC”), through its wholly-owned subsidiary MPC-PRO LLC, “MPC-PRO”, purchased the Professional Business from Gateway, Inc., (“Gateway”) and Gateway Technologies, Inc. In connection with the acquisition of the Professional Business, MPC-PRO LLC and Gateway entered into a Transition Services Agreement (the “Agreement”), under which Gateway provides accounting, human resource, manufacturing, procurement, marketing, information technology, and other specified services (collectively, “the Services”). A copy of such agreement was filed with a Current Report on Form 8-K filed on October 9, 2007 and is incorporated herein by reference. As consideration for the Services under the Agreement, MPC agreed to pay Gateway a total of $6.2 million payable in eight bi-weekly installments of $724,000 commencing on the second Friday after the Closing Date, and one payment of $362,000 due on the seventeenth Friday after the Closing Date. On October 26, 2007, MPC-PRO and Gateway entered into Amendment No. 1 (the “Amendment”) to the Agreement which provides that MPC will pay Gateway a total fee of $6.5 million, payable as follows: (1) one payment of $723,530 due on the second Friday after the Closing Date, (ii) one payment of $805,880 due on the fourth Friday after the Closing Date, (iii) six bi-weekly installments of $764,705 due on the sixth, eighth, tenth, fourteen and sixteenth Friday after the Closing Date and (iv) one payment of $382,360 due on the seventeenth Friday after the Closing Date. In addition, the Amendment provides that if any Extended Services are provided by Gateway after the Expiration Date (as defined by the agreement), MPC will pay Gateway $626,592 for each week or part thereof, payable on the Friday of every week such Extended Services are performed.

The foregoing description of the Amendment No.1 to Transition Services Agreement is not complete and is qualified in its entirety by reference to the Amendment No. 1 to Transition Services Agreement, which is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1                 Amendment No. 1 to Transition Services Agreement dated as of October 26, 2007 among MPC PRO, LLC and Gateway, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: October 31, 2007	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amendment No. 1 to Transition Services Agreement dated as of October 26, 2007 among MPC PRO, LLC and Gateway, Inc.